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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 14, 2001


                             MCN ENERGY GROUP INC.
             (Exact name of registrant as specified in its charter)


     MICHIGAN                       1-10070                38-2820658
     (State of Incorporation)       (Commission File       (I.R.S. Employer
                                    Number)                Identification No.)


     500 GRISWOLD STREET, DETROIT, MICHIGAN                    48226
     (Address of principal executive offices)                (Zip Code)


              Registrant's telephone number, including area code:
                                 (313) 256-5500
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ITEM 5. OTHER EVENTS
On February 14, 2001 MCN Energy Group Inc. issued the following press release:



                         MCN RECEIVES MPSC APPROVAL OF
                               SPECIAL AGREEMENT


Detroit, Feb. 14, 2001 - In regard to the proposed merger of MCN Energy Group Inc. (NYSE:MCN) and DTE Energy Co. (NYSE:DTE), the Michigan Public Service Commission (MPSC) today approved a special agreement intended to resolve concerns raised by the staff of the Federal Trade Commission (FTC). Michigan Consolidated Gas Company (MichCon), MCN's natural gas utility, last week asked the MPSC to approve the agreement, which involves the sale of system capacity to a unit of Exelon Corp. (NYSE:EXC).

     The FTC staff had raised concerns regarding the loss of possible competition between MichCon and DTE Energy's Detroit Edison electric utility for a narrow class of electric displacement applications in their overlapping retail distribution area. To address these concerns, MichCon has agreed to transfer a property interest to Exelon, allowing for the utilization of natural gas transportation capacity on MichCon's system within the relevant distribution area. The contract remains subject to consummation of MCN's merger with DTE Energy.


MCN Energy Group Inc. is an integrated energy company with approximately $4 billion of assets and $2.5 billion of annual revenues. The company primarily is involved in natural gas production, gathering, processing, transmission, storage, distribution and marketing in the Midwest-to-Northeast corridor. Its largest subsidiary is Michigan Consolidated Gas Company, a natural gas utility serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group is available on the World Wide Web at www.mcnenergy.com.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiary is Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan. Upon completion of the pending merger with MCN Energy Group, DTE Energy will be the largest energy utility in the state. Information about DTE Energy is available on the World Wide Web at http://www.dteenergy.com.


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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        MCN ENERGY GROUP INC.


Date:  February 14, 2001                           By:  /s/ Richard G. Kennedy
                                                        ------------------------
                                                        Richard G. Kennedy
                                                        Vice President